Exhibit 5.1

Opinion of Hallett & Perrin

May 22, 2009

Whole Foods Market, Inc.

550 Bowie Street

Austin, Texas 78703

Re: Whole Foods Market, Inc. - Registration Statement on Form S-8

Gentlemen:

We have served as counsel for Whole Foods Market, Inc., a Texas corporation (the “Company”), in connection with the Registration Statement on Form S-8 filed under the Securities Act of 1933, as amended, covering the issuance of a maximum of 14,000,000 shares (the “Shares”) of Common Stock, no par value, of the Company to be issued in connection with the Whole Foods Market 2009 Stock Incentive Plan, Whole Foods Market 2007 Team Member Stock Purchase Plan and Whole Foods Market Growing Your Future 401(K) Plan.

We have examined such documents and questions of law as we have deemed necessary to render the opinion expressed herein.  Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered, will be duly and validly issued and outstanding, fully paid and non-assessable.

We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Hallett & Perrin, P.C.
Hallett & Perrin, P.C.

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